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                                                       EXHIBIT 21


                UNIVIEW TECHNOLOGIES CORPORATION
                  SUBSIDIARIES OF THE COMPANY


Name                                    State of Incorporation
----                                    ----------------------
uniView Technologies Advanced
     Systems Group, Inc.                Texas

uniView Technologies Products
     Group, Inc.                        Texas

Video Management, Inc.                  Texas
     Network America, Inc.              Oklahoma
     CompuNet Support Systems, Inc.     Texas

Corporate Network Solutions, L.C.       Texas (limited liability company)

Curtis Mathes Corporation               Delaware

uniView Marketing Corporation           Texas

uniView Xpressway Corporation           Texas

Warranty Repair Corporation             Texas